UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 6, 2017

Commission File No. 1-14588

NORTHEAST BANCORP

(Exact name of registrant as specified in its charter)

Maine	01-0425066
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

500 Canal Street Lewiston, Maine	04240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 786-3245

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 | | Written communications pursuant to Rule 425 under the Securities Act

 | | Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 | | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 | | Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2017, Northeast Bancorp (the “Company”) announced the appointment of Jean-Pierre L. Lapointe as Chief Financial Officer and Treasurer of the Company, effective November 6, 2017. Mr. Lapointe will succeed Interim Chief Financial Officer Brian Pinheiro, who will retain his responsibilities as the Company’s Chief Risk Officer.

Mr. Lapointe, 35, has worked at Wolf & Company, P.C. since 2004, most recently serving in the audit practice as Senior Audit Manager since 2013.  Mr. Lapointe is a certified public accountant and received a B.S. and a M.S. in Accountancy from Bentley University and Western New England University, respectively.

Pursuant to a letter agreement entered into between the Company and Mr. Lapointe in connection with his employment as the Company’s Chief Financial Officer and Treasurer, Mr. Lapointe will receive an annual base salary of $225,000, a bonus of $30,000 with respect to the first 12 months of employment, and an award of 2,000 shares of restricted Company voting common stock that will vest in three equal annual installments beginning on the third anniversary of the grant date.  In addition, Mr. Lapointe and Northeast Bank, a wholly-owned subsidiary of the Company, entered into Northeast Bank’s standard form of confidential information, non-solicitation and cooperation agreement.

Mr. Lapointe is not related by blood, marriage or adoption to any of the Company’s directors or other executive officers.  There are no related person transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, between the Company and Mr. Lapointe.

Item 9.01.             Financial Statements and Exhibits

99.1  Press Release dated November 6, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

NORTHEAST BANCORP

By:	/s/ Richard Wayne
Name:	Richard Wayne
Title:	Chief Executive Officer

Date: November 8, 2017